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                                                                    Exhibit 1.01


                                 TERMS AGREEMENT



                                                               December 17, 2002



Salomon Smith Barney Holdings Inc.
388 Greenwich Street
New York, New York 10013

Attention:  Treasurer

Dear Sirs:

      We understand that Salomon Smith Barney Holdings Inc., a New York corporation (the "Company"), proposes to issue and sell $30,000,000 aggregate principal amount of its Equity Linked Securities (ELKS[SM]) (3,000,000 ELKS) based upon the common stock of American Express Company due December 22, 2003 (the "Securities"). Subject to the terms and conditions set forth herein or incorporated by reference herein, Salomon Smith Barney Inc. (the "Underwriter") offers to purchase 3,000,000 Securities in the principal amount of $30,000,000 at 97.5% of the principal amount. The Closing Date shall be December 20, 2002 at 9:00 a.m. at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006.

      The Securities shall have the following terms:

Title: Equity Linked Securities (ELKS[SM]) based upon the Common Stock of American Express
                          Company due December 22, 2003

Maturity:                 December 22, 2003

Coupon:                   Each ELKS will pay a total coupon of
                          $0.8044 in cash in two separate
                          semi-annual installments payable in part on each of two separate Interest Payment
                          Dates. The first coupon of $0.4044 will be composed of $0.0765 of interest and a partial payment of an option premium in the amount of


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
                          $0.3279. The second coupon of $0.4000 will be composed of $0.0756 of interest and a partial payment of an option premium in the amount of $0.3244.

Maturity Payment:         Holders of the ELKS will be entitled to
                          receive at maturity the Maturity Payment
                          (as defined in the Prospectus Supplement
                          dated December 17, 2002 relating to the
                          Securities)

Interest Payment Dates:   June 22, 2003 and December 22, 2003

Regular Record Dates:     June 21, 2003 and December 21, 2003

Initial Price To Public:  100% of the principal amount thereof, plus accrued interest from December 20, 2002 to date of payment and delivery

Redemption Provisions:    The Securities are not redeemable by the
                          Company prior to maturity.

Trustee:                  The Bank of New York

Indenture:                Indenture, dated as of October 27, 1993,
                          as amended from time to time

      All the provisions contained in the document entitled "Salomon Smith Barney Holdings Inc. - Debt Securities - Underwriting Agreement Basic Provisions" and dated December 1, 1997 (the "Basic Provisions"), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

      Basic Provisions varied with respect to this Terms Agreement:

(A) Notwithstanding the provisions set forth in Section 3 of the Basic Provisions, the Company and the Underwriter hereby agree that the Securities will be in the form of Book-Entry Notes and shall be delivered on December 20, 2002 against payment of the purchase price to the Company by wire transfer in immediately


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      available funds to such accounts with such financial institutions as the
      Company may direct.

(B) Paragraph 4(j) of the Basic Provisions shall be amended and restated as follows: "The Company will not, without the consent of Salomon Smith Barney Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertaking for such securities, of the Company, in each case that are substantially similar to the Securities or any security convertible into or exchangeable for the ELKS or such substantially similar securities, during the period beginning the date of the Terms Agreement and ending the Closing Date."

(C) Paragraph 5(g) of the Basic Provisions shall be amended and restated as follows: "You shall have received on the Closing Date letters from PricewaterhouseCoopers LLP and KPMG LLP covering the matters set forth in
      Exhibit II hereto, with respect to the Registration Statement and the Prospectus at the time of the Terms Agreement."

      The Underwriter hereby agrees in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

      Marcy Engel, Esq., is counsel to the Company. Cleary, Gottlieb, Steen & Hamilton is counsel to the Underwriter. Cleary, Gottlieb, Steen & Hamilton is special tax counsel to the Company.

      Please accept this offer no later than 9:00 p.m. on December 17, 2002, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:


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      "We hereby accept your offer, set forth in the Terms Agreement, dated
December 17, 2002, to purchase the Securities on the terms set forth therein."


                                    Very truly yours,



                                    SALOMON SMITH BARNEY INC.


                                    By: /s/ Ramesh K. Menon
                                        ------------------------------
                                        Name:   Ramesh K. Menon
                                        Title:  Managing Director


   ACCEPTED:

   SALOMON SMITH BARNEY HOLDINGS INC.



   By: /s/ Mark Kleinman
       ---------------------------
      Name:   Mark Kleinman
      Title:  Executive Vice President and Treasurer


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